SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 22, 2010
LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29752	33-0811062

(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
5887 Copley Drive
San Diego, California 92111
(Address of Principal Executive Offices)

(858) 882-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On February 22, 2010, Cricket Communications, Inc. (“Cricket”), a wholly owned subsidiary of Leap Wireless International, Inc. (“Leap”), entered into an asset purchase and contribution agreement with various entities doing business as Pocket Communications (collectively, “Pocket”), pursuant to which Cricket and Pocket agreed to contribute substantially all of their wireless spectrum and operating assets in South Texas to a joint venture controlled by Cricket. Cricket will own approximately 76% of the joint venture and Pocket will own approximately 24%. Immediately prior to the closing Cricket will purchase specified assets from Pocket for approximately $38 million in cash, which assets will also be contributed to the joint venture. At the closing, the joint venture will be a “Restricted Subsidiary” under the indentures governing Cricket’s senior secured and unsecured notes, but will not guarantee such notes or grant a security interest in favor of Cricket’s collateral trustee and secured bondholders.
     The wireless spectrum to be contributed by Cricket to the joint venture comprises 20 MHz of spectrum in the basic trading area of San Antonio, TX, 10 MHz of spectrum in the basic trading area of McAllen, TX, 10 MHz of spectrum in the basic economic area of McAllen-Edinburg-Mission, TX, 10 MHz of spectrum in each of the basic trading area and basic economic area of Corpus Christi, TX, 10 MHz of spectrum in each of the cellular market area and basic trading area of Laredo, TX, 10 MHz of spectrum in the basic trading area of Brownsville-Harlingen, TX and 10 MHz of spectrum in the basic trading area of Brownwood, TX.
     The wireless spectrum to be contributed by Pocket to the joint venture comprises 10 MHz of spectrum in each of the following basic trading areas: Brownwood, TX, McAllen, TX, San Antonio, TX, Brownsville-Harlingen, TX and Laredo, TX. Pocket will also contribute its spectrum lease for 10 MHz of spectrum in the basic trading area of Corpus Christi, TX.
     Under the limited liability company agreement that will govern the joint venture after the closing (the “LLC Agreement”), Pocket will have the right to put all of its membership interests in the joint venture to Cricket at any time after the earliest of 3-1/2 years after the closing, the date of launch by Cricket of a competing wireless business in designated South Texas markets and the liquidation of the joint venture. Cricket will have the right to call all of Pocket’s membership interests in the joint venture at any time after the earliest of 3-1/2 years after the closing, the date of launch by Cricket of a competing wireless business in designated South Texas markets (to be no earlier than 2-1/2 years after the closing) and the withholding by Pocket of consent to certain specified matters for which it has a consent right under the LLC Agreement. In addition, in the event that a change of control of Leap (or similar transaction) is consummated, Pocket is obligated to sell to Cricket all of its membership interests in the joint venture. The LLC Agreement also contains customary right of first refusal, drag-along and tag-along rights.
     The purchase price for Pocket’s membership interests in any such put, call or mandatory buyout will be calculated as the fair market value of the joint venture multiplied by 24.25%, less all distributions made by the joint venture to Pocket (other than for taxes) plus an 8% return on such distributions (compounded annually). The fair market value of the joint venture will be calculated as total revenues of the joint venture multiplied by a Leap enterprise value multiple of total revenues, subject to certain adjustments (and, with respect to a put in liquidation, will be capped at the joint venture’s members’ equity). The purchase price will be payable in cash, restricted shares of Leap common stock or a combination thereof, subject to certain restrictions, provided that at least $25 million of the purchase price (or the full purchase price, if less) will be payable in cash unless such payment would constitute or cause a default under Cricket’s debt instruments.
     The operations of the joint venture will be funded primarily from cash generated from operations of the joint venture. Cricket, as sole manager of the joint venture, is also authorized to make capital calls from time to time in such amounts as it deems appropriate or desirable, and may elect to make one or more unsecured loans to the joint venture (but Cricket will not be entitled to lodge a creditor claim in liquidation for more than $60 million with respect to any such loans). The joint venture may also obtain additional debt financing if Cricket deems such financing to be appropriate or desirable to fund the capital requirements of the joint venture.
     In addition to quarterly distributions for taxes, the joint venture will make cash distributions to its members on a pro rata basis at such times and in such amounts as Cricket, as sole manager, may determine. In addition, in the event of a partial closing of a Pocket put or mandatory buyout , the joint venture will be required to make quarterly distributions to its members on a pro rata basis thereafter in an amount that would result in Pocket receiving the lesser of the balance of the purchase price and Pocket’s pro rata share of the joint venture’s excess cash. In the event that Pocket so receives the balance of the purchase price, then Pocket’s remaining membership interests in the joint venture will be automatically cancelled.
     At the closing, the joint venture will also enter into a loan and security agreement with Pocket pursuant to which, commencing eighteen months after the closing, the joint venture will make loans to Pocket in an aggregate principal amount of up to $30 million (or, if lesser, the then-applicable purchase price (whether or not a put, call or mandatory buyout has been triggered) or the joint venture’s excess cash). Such loans will bear interest at 8% per annum (compounded annually), and will mature on the tenth anniversary of the closing date. Cricket will have the right to set off all outstanding principal and interest under this loan facility against the payment of the purchase price in the event of a put, call or mandatory buyout.
     The closing of the transactions described above is subject to customary closing conditions, including the consent of the FCC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date: February 23, 2010
	By:	/s/ Robert J. Irving, Jr. Name: Robert J. Irving, Jr.
Title: Senior Vice President and General Counsel